EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of this 14th day of December, 2011 (the “Effective Date”), is entered into by and between People’s Liberation, Inc. (“Company”), and Andrea Sobel(“Executive”).

WHEREAS, Company and Executive desire to enter into this Agreement to assure Company of the continuing and exclusive services of Executive and to set forth the rights and the duties of the parties hereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, terms and conditions contained herein, it is hereby agreed as follows:

1. Employment Period. Subject to the provisions for earlier termination hereinafter provided, Executive’s employment hereunder shall be for a term commencing as of the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Initial Termination Date”); provided, however, that this Agreement shall be automatically extended for one additional year on the Initial Termination Date and on each subsequent anniversary of the initial Termination Date, unless either Executive or Company elects not to so extend the term of the Agreement by notifying the other party, in writing, of such election not less than ninety (90) days prior to the last day of the term as then in effect. The term of this Agreement is referred to herein as the “Employment Period”.

2.	Terms of Employment.

(a)	Position and Duties.

(i) During the Employment Period, Executive shall serve as President of Licensing of Company and shall perform such employment duties as are usual and customary for such positions and such other duties as directed by the Chief Executive Officer. Executive shall report to the Chief Executive Officer of Company. During the Employment Period, Executive shall perform her duties at the Company’s offices.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote substantially all of her business time, energy, skill and best efforts to the performance of her duties hereunder in a manner that will faithfully and diligently further the business and interests of Company.

(b)	Compensation.

(i) Base Salary. During the Employment Period, Executive shall receive a base salary comprised of Two Hundred Fifty Thousand Dollars ($250,000) per annum (the “Base Salary”). The Base Salary shall be paid at such intervals as Company pays executive salaries generally. During the Employment Period, the Base Salary shall be reviewed at least annually for possible increase (but not decrease) in Company’s sole discretion, as determined by Company’s compensation committee or full Board; provided, however, that Executive shall be entitled to any annual cost-of-living increases in Base Salary that are granted to senior executives of Company generally. Any increase in Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement. The term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so adjusted.

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(ii) Option. Upon execution of this Agreement, the Company shall grant to Executive an option to acquire Seven Hundred Fifty Thousand (750,000) shares of the Company’s common stock, par value $.001 per share pursuant to the Company’s 2005 Stock Incentive Plan. The option will vest in equal quarterly installments over a period of three years beginning on March 14, 2012 and be subject to the terms and conditions of the Company’s 2005 Stock Incentive Plan and a stock option agreement to be entered into between the Company and Executive.

(iii) Annual Bonus. In addition to the Base Salary and option grant, Executive shall be eligible to earn, for each fiscal year of the Company ending during the Employment Period, an annual cash performance bonus at the sole discretion of the Company’s Board of Directors.

(iv) Incentive, Savings and Retirement Plans. During the Employment Period, Executive shall be eligible to participate in all other incentive plans, policies and programs, and all savings and retirement plans, policies and programs, in each case that are applicable generally to senior executives of Company.

(v) Welfare Benefit Plans. During the Employment Period, Executive and Executive’s eligible family members shall be eligible for participation in the welfare benefit plans, practices, policies and programs (including, if applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs) maintained by Company for its senior executives. The Company shall pay one hundred percent (100%) of the premiums owed by Executive for all applicable plans or programs.

(vi) Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by Executive in accordance with the policies, practices and procedures of Company provided to senior executives of Company. The Company shall maintain appropriate Directors’ and Officers’ liability insurance to indemnify Executive in conjunction with the performance of her duties.

(vii) Fringe Benefits. During the Employment Period, Executive shall be entitled to such fringe benefits and perquisites as are provided by Company to its senior executives from time to time, in accordance with the policies, practices and procedures of Company.

(viii) Vacation. During the Employment Period, Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of Company applicable to its senior executives.

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(ix) Automobile. Executive shall be entitled to an automobile allowance of Seven Hundred and Fifty Dollars ($750.00) per month inclusive of insurance, gas and maintenance on Executive’s vehicle.

(c) Additional Agreements. As a condition to Company entering into this Agreement, Executive shall concurrently herewith enter into a Confidentiality and Non-Disclosure Agreement with Company (the “Non-Disclosure Agreement”), a form of which is set forth as Exhibit B hereto.

3.	Termination of Employment.

(a) Death or Disability. Executive’s employment will terminate automatically upon Executive’s death. Executive’s employment may be terminated if Executive suffers a Disability. For purposes of this Agreement, “Disability” means Executive’s inability by reason of physical or mental illness to fulfill her obligations hereunder for ninety (90) consecutive days or on a total of one hundred fifty (150) days in any twelve (12) month period which, in the reasonable opinion of an independent physician selected by Company or its insurers and reasonably acceptable to Executive or Executive’s legal representative, renders Executive unable to perform the essential functions of her job, even after reasonable accommodations are made by Company. Company is not, however, required to make unreasonable accommodations for Executive or accommodations that would create an undue hardship on Company.

(b) Cause. Company may terminate Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events:

(i) Executive’s willful failure to perform or gross negligence in performing Executive’s duties owed to Company, which is not cured within thirty (30) days following written notice delivered to Executive by the Board, which notice specifies such failure or negligence;

(ii) Executive’s commission of an act of fraud or dishonesty in the performance of Executive’s duties;

(iii) Executive’s conviction of, or entry by Executive of a guilty or no contest plea to, any felony

(iv) Any breach by Executive of Executive’s fiduciary duty or duty of loyalty to Company; or

(v) Executive’s material breach of any of the provisions of this Agreement, which is not cured within thirty (30) days following written notice thereof from Company.

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The termination of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity to be heard before the Board), finding that, in the good faith opinion of the Board, sufficient Cause exists to terminate Executive pursuant to this Section 3(b); provided, that if Executive is a member of the Board, Executive shall not participate in the deliberations regarding such resolution, vote on such resolution, nor shall Executive be counted in determining a majority of the Board.

(c) Notice of Termination. Any termination by Company for Cause shall be communicated by Notice of Termination to Executive in accordance with Section 8(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of Executive or Company, respectively, hereunder or preclude Executive or Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or Company’s rights hereunder.

(d) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein (which date shall not be more than 30 days after the giving of such notice), as the case may be, (ii) if Executive’s employment is terminated by Company other than for Cause or Disability, the Date of Termination shall be the date on which Company notifies Executive of such termination, unless otherwise agreed by Company and Executive, (iii) if Executive’s employment is terminated by Executive, the Date of Termination shall be the thirtieth (30th) day after the date on which Executive notifies Company of such termination, unless otherwise agreed by Company and Executive, and (iv) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death or Disability of Executive, as the case may be.

4.	Obligation of Company Upon Termination.

(a) In the event Executive’s employment with the Company is terminated without Cause by the Company, Executive shall be paid:

(i) Executive’s earned but unpaid Base Salary and accrued but unpaid vacation pay through the Date of Termination, and any Annual Bonus required to be paid to Executive pursuant to Section 2(b)(iii) above for any fiscal year of Company that ends on or before the Date of Termination to the extent not previously paid (the “Accrued Obligations”);

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(ii) an amount (the “Severance Amount”) equal to (x) two (2.0) times the Base Salary in effect on the Date of Termination if Executive is terminated by the Company without Cause on or prior to December 31, 2012 and (y) an amount equal to the Base Salary (as in effect on the Date of Termination) that would have been paid to Executive for the remainder of the Employment Period had the Executive’s employment continued until the end of the Employment Period if Executive is terminated by the Company without Cause after December 31, 2012;

(iii) The Accrued Obligations and Severance Amount shall be paid at the time they would otherwise have been paid had the Executive’s employment continued with the Company;

(iv) For a period of twelve (12) months following the Date of Termination, Company shall continue to provide Executive and Executive’s eligible family members with group health insurance coverage at least equal to that which would have been provided to them if Executive’s employment had not been terminated (or at Company’s election, pay the applicable COBRA premium for such coverage); provided, however, that if Executive becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, Company’s obligations under this Section shall terminate and any such coverage shall be reported by Executive to Company;

(v) All outstanding stock options, restricted stock and other equity awards granted to Executive under any of Company’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) shall accelerate and become fully vested on the Date of Termination;

(vi) To the extent not theretofore paid or provided, Company shall timely pay or provide to Executive any vested benefits and other amounts or benefits required to be paid or provided or which Executive is eligible to receive as of the Date of Termination under any plan, contract or agreement of Company and its affiliates (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) to which Executive is a party; and

(vii) Notwithstanding the foregoing, it shall be a condition to Executive’s right to receive the benefits provided for in Sections 4(a)(ii) and 4(a)(iv) above that Executive execute, deliver to Company and not revoke a release of claims in substantially the form attached hereto as Exhibit A no later than six months following the Date of Termination.

(b) For Cause or By Executive. If Executive’s employment shall be terminated or not extended by Company for Cause or by Executive during the Employment Period, Company shall have no further obligations to Executive under this Agreement except to pay to Executive the Accrued Obligations when due under California law and to provide the Other Benefits.

(c) Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability during the Employment Period:

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(i) The Accrued Obligations shall be paid to Executive’s estate or beneficiaries or to Executive, as applicable, in cash within thirty (30) days of the Date of Termination; and

(ii) The Other Benefits shall be paid or provided to Executive’s estate or beneficiaries or to Executive, as applicable, on a timely basis.

5.           Full Settlement. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and except as expressly provided, such amounts shall not be reduced whether or not Executive obtains other employment. If any party to this Agreement institutes any action or claim for relief against the other party, then the prevailing party shall be entitled to recover from the other party all costs and expenses incurred, including reasonable attorneys’ fees and costs, in bringing or defending such action.

6.            Certain Additional Payments by Company. In the event that any payments under this Agreement or any other compensation, benefit or other amounts payable from the Company for the benefit of the Executive are subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (including any applicable interest and penalties, the “Excise Tax”), no such payment (“Parachute Payment”) shall be reduced (except for required tax withholdings) and the Company shall pay to the Executive by the earlier of the date such Excise Tax is withheld from payments made to the Executive or the date such Excise Tax becomes due and payable by the Executive, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive (after deduction of any Excise Tax on the Parachute Payments, taxes based upon the Tax Rate (as defined below) upon the payment provided for by this Section 6 and Excise Tax upon the payment provided for by this Section 6), shall be equal to the amount the Executive would have received if no Excise Tax had been imposed. A Tax counsel chosen by the Company’s independent auditors, provided such person is reasonably acceptable to the Executive (“Tax Counsel”), shall determine in good faith whether any of the Parachute Payments are subject to the Excise Tax and the amount of any Excise Tax, and Tax Counsel shall promptly notify the Executive of its determination. The Company and the Executive shall file all tax returns and reports regarding such Parachute Payments in a manner consistent with the Company’s reasonable good faith determination. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay taxes at the Tax Rate applicable at the time of the Gross-Up Payment. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time a Parachute Payment is made, the Executive shall repay to the Company promptly following the date that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (without interest). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time a Parachute Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall pay the Executive an additional amount with respect to the Gross-Up Payment in respect of such excess (plus any interest or penalties payable in respect of such excess) at the time that the amount of such excess is finally determined. The Company shall reimburse the Executive for all reasonable fees, expenses, and costs related to determining the reasonableness of any Company position in connection with this paragraph and preparation of any tax return or other filing that is affected by any matter addressed in this paragraph, and any audit, litigation or other proceeding that is affected by any matter addressed in this Section 6 and an amount equal to the tax on such amounts at the Executive’s Tax Rate. For the purposes of the foregoing, “Tax Rate” means the Executive’s effective tax rate based upon the combined federal and state and local income, earnings, Medicare and any other tax rates applicable to the Executive, all at the highest marginal rate of taxation in the country and state of the Executive’s residence on the date of determination, net of the reduction in federal income taxes which could be obtained by deduction of such state and local taxes.

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7.           Successors. This Agreement is personal to Executive and without the prior written consent of Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns. The Company may only assign this Agreement with the written consent of Executive.

8.	Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) Arbitration. To the fullest extent allowed by law, any controversy, claim or dispute between Executive and Company (and/or any of its owners, directors, officers, employees, affiliates, or agents) relating to or arising out of Executive’s employment or the cessation of that employment will be submitted to final and binding arbitration in the County of Los Angeles, State of California, for determination in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes, as the exclusive remedy for such controversy, claim or dispute. In any such arbitration, the parties may conduct discovery in accordance with the applicable rules of the arbitration forum, except that the arbitrator shall have the authority to order and permit discovery as the arbitrator may deem necessary and appropriate in accordance with applicable state or federal discovery statutes. The arbitrator shall issue a reasoned, written decision, and shall have full authority to award all remedies which would be available in court. The parties shall share the filing fees required for the arbitration, provided that Executive shall not be required to pay an amount in excess of the filing fees required by a federal or state court with jurisdiction. Company shall pay the arbitrator’s fees and any AAA administrative expenses. The award of the arbitrator shall be final and binding upon the parties and may be entered as a judgment in any California court of competent jurisdiction and the parties hereby consent to the exclusive jurisdiction of the courts of California. Possible disputes covered by the above include (but are not limited to) unpaid wages, breach of contract, torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, and any other statutes or laws relating to an employee’s relationship with his/her employer, regardless of whether such dispute is initiated by the employee or Company. Thus, this bilateral arbitration agreement applies to any and all claims that Company may have against an employee, including but not limited to, claims for misappropriation of Company property, disclosure of proprietary information or trade secrets, interference with contract, trade libel, gross negligence, or any other claim for alleged wrongful conduct or breach of the duty of loyalty by an employee. However, notwithstanding anything to the contrary contained herein, Company and Executive shall have their respective rights to seek and obtain injunctive relief with respect to any controversy, claim or dispute to the extent permitted by law. Claims for workers’ compensation benefits and unemployment insurance (or any other claims where mandatory arbitration is prohibited by law) are not covered by this arbitration agreement, and such claims may be presented by either Executive or Company to the appropriate court or government agency. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH EXECUTIVE AND COMPANY GIVE UP ALL RIGHTS TO TRIAL IN A COURT OF LAW.

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(c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: at Executive’s most recent address on the records of Company

If to Executive:	at Executive’s most recent address on the records of Company

If to Company:	People’s Liberation, Inc.
1212 S. Flower Street, 5th Floor
Los Angeles, California 90015
Attn: Board of Directors

with a copy to:	Stubbs Alderton & Markiles, LLP
15260 Ventura Boulevard, 20th Floor
Sherman Oaks, California 91403
Attn: John J. McIlvery

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d) Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Exchange Act and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. In the event any provision or term hereof is deemed to have exceeded applicable legal authority or shall be in conflict with applicable legal limitations, such provision shall be reformed and rewritten as necessary to achieve consistency and compliance with such applicable law.

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(f) Withholding. Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. In addition, notwithstanding any other provision of this Agreement, Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Excise Tax Gross-Up Payment and Executive hereby consents to such withholding.

(g) No Waiver. Executive’s or Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or Company may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason pursuant to Section 3(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h) Entire Agreement. As of the Effective Date, this Agreement, the Non-Disclosure Agreement, each of which is being entered into between the parties concurrently herewith, and any equity award agreements entered into between Company and Executive, constitute the final, complete and exclusive agreement between Executive and Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to Executive by Company or any representative thereof.

(i) Consultation With Counsel. Executive acknowledges that Executive has had a full and complete opportunity to consult with counsel and other advisors of Executive’s own choosing concerning the terms, enforceability and implications of this Agreement, and that Company has not made any representations or warranties to Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.

(j) Counterparts. This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(k) Section 409A. All payments of “nonqualified deferred compensation” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”)) are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate any such deferred payment, except in compliance with Code Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A. In the event that the Executive is determined to be a “key employee” (as defined in Code Section 416(i) (without regard to paragraph (5) thereof)) of Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable following termination of employment shall be made no earlier than the earlier of (i) the last day of the sixth (6th) complete calendar month following such termination of employment, or (ii) the Executive’s death, consistent with the provisions of Code Section 409A. Unless otherwise expressly provided, any payment of compensation by Company to the Executive, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2½ months) after the end of the calendar year in which the Executive’s right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of Code Section 409A). Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A.

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IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

“Executive”

Dated:	By:
Name: Andrea Sobel

“Company”

PEOPLE’S LIBERATION, INC.

Dated:
Name:
Title:

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